FORM N-8A

Advisory Hedged Opportunity Fund

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:  Advisory Hedged Opportunity Fund

Address of Principal Business Office
(No. & Street, City, State, Zip Code):

50590 AXP Financial Center
Minneapolis, Minnesota 55474

Telephone Number (including area code): 612.671.7835

Name and address of agent for service of process:

Lori Buck Brown
American Express Financial Corporation
50590 AXP Financial Center
Minneapolis, Minnesota 55474

Please send copies of all communications to:

Robert W. Helm, Esq.
Kimberly Dopkin Rasevic, Esq.
Dechert LLP
1775 I Street, NW
Washington, DC 20006

Check appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES /X/                                NO / /
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SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Minneapolis and State of Minnesota on the 27th day of January, 2003.

                                                                                                                    ADVISORY HEDGED OPPORTUNITY FUND

                                                                                                                    By:   /s/ Stephen W. Roszell___________
                                                                                                                    Name:  Stephen W. Roszell
                                                                                                                    Title:  President, Treasurer and Secretary

Attest: /s/ Kathleen Marie Erickson
Name:  Kathleen Marie Erickson
Title:    Notary Public